Exhibit 10.4

AMENDMENT

The Mead Corporation 1996 Stock Option Plan

The following resolution was adopted by the Board of Directors of MeadWestvaco Corporation on January 23, 2007:

FURTHER RESOLVED, that The Mead Corporation 1996 Stock Option Plan shall be revised by amending Section 11, Adjustments Upon Changes in Capitalization, to read as follows:

“In the event of a change in outstanding Shares by reason of a Share dividend, recapitalization, merger, consolidation, split-up, combination or exchange of Shares, or the like, or in the event of any similar corporate transaction, the maximum number of Shares subject to option during the existence of the Plan, the number of Limited Rights which may be granted under the Plan, the number of Shares subject to, and the option price of, each outstanding option, the maximum number of Shares or Limited Rights which may be granted to any individual over the term of the Plan, the number of limited Rights outstanding and the Fair Market Value of a Share on the date a Limited Right is granted shall be equitably adjusted by the Committee.”